Exhibit 99.1

Contact:	John B. Kelso, Director of Investor Relations
(303) 298-8100

EVERGREEN RESOURCES REPORTS FIRST QUARTER 2004 RESULTS

Denver, Colorado, May 6, 2004 …As previously reported, the boards of directors of Evergreen Resources, Inc. (NYSE: EVG) and Pioneer Natural Resources Company (NYSE: PXD) approved a strategic merger valued at approximately $2.1 billion, in which Evergreen will become a subsidiary of Pioneer and Evergreen shareholders will receive new shares of Pioneer common stock and cash. Pioneer will continue to be headquartered in Dallas, and will retain Evergreen's Denver offices as its base of operations in the Rockies.  Completion of the merger is subject to the approval of the Securities and Exchange Commission as well as the shareholders of both Evergreen and Pioneer.

Today, Evergreen announced first quarter 2004 earnings of $20.4 million or 44 cents per diluted share as compared to earnings of $16.9 million or 43 cents per diluted share in the first quarter of 2003.  Oil and natural gas revenues in 2004's first quarter totaled $63.9 million, up 30% over $49.0 million in the first quarter of 2003.  The increase in net income and oil and natural gas revenues over the first quarter of 2003 was due primarily to increases in the company's oil and gas production.

Net gas sales in the first quarter increased to 142.1 million cubic feet (MMcf) per day or a total of 12.9 billion cubic feet (Bcf), up 23% from a daily average of 116.8 MMcf or a total of 10.5 Bcf in the corresponding 2003 period.  Consequent to the company's acquisition of Carbon Energy Corporation on October 29, 2003, Evergreen also produced 25,263 barrels of crude oil and natural gas liquids in the first quarter of 2004.  This equates to a daily average of 278 barrels.  On an equivalent units-of-production basis, Evergreen produced 143.7 million cubic feet equivalent (MMcfe) per day in the first quarter of 2004, or a total of 13.1 billion cubic equivalent (Bcfe).

As of March 31, 2004, Evergreen had 1,223 net producing wells, 1,007 of which were in the Raton Basin.  At the end of last year's first quarter, the company had 876 net producing wells, all of which were in the Raton Basin.  Evergreen drilled 47 Raton Basin wells in the first quarter and plans to drill a total of 200 wells in the Raton Basin in 2004.  Also during the first quarter, the company drilled 10 exploratory wells and three water disposal wells on its coal bed methane (CBM) acreage in the Forest City Basin of eastern Kansas; five wells in the Piceance Basin of western Colorado; and two wells in the south-central Alberta portion of the Western Canada Sedimentary Basin.

Evergreen's average sales price in 2004's first quarter was $4.89 per thousand cubic feet equivalent (Mcfe), a 5% increase over the company's $4.66-per-Mcfe average in the first quarter of 2003.  Including hedging, the company received an average price of $4.85 per thousand cubic feet (Mcf) for its Raton Basin gas production, $4.69 per Mcf for its gas production in the Piceance and Uintah Basins, and $5.57 per Mcf for its Canadian gas production.

Evergreen realized an average price of $29.95 per barrel for its crude oil and liquids production in the Piceance and Uintah Basins and received an average realized price of $30.53 per barrel for the company's crude oil and liquids production in Canada.

Lease operating expenses on a per-Mcfe basis in the first quarter of 2004 increased 22% over the prior-year period to 55 cents per Mcfe from 45 cents per Mcfe.  The increase was primarily due to the amalgamation of acquired properties and the higher lease operating expenses associated with the new properties.  Transportation costs in the first quarter averaged 30 cents per Mcfe compared to 32 cents per Mcfe in last year's first quarter.

Depreciation, depletion and amortization expense in the first quarter increased 43% to 76 cents per Mcfe from 53 cents per Mcfe in the corresponding 2003 period.  The increase is primarily due to the acquisition of the oil and gas properties in the Piceance, Uintah and Western Canada Sedimentary Basins in the fourth quarter of 2003.

General and administrative expenses totaled $4.5 million in the first quarter of 2004 as compared to $2.6 million in 2003's first quarter.  The increase was due primarily to additional personnel and their associated salaries and payroll costs as well as additional office space.  G&A costs on a per-unit-of-production basis rose 40% to 35 cents per Mcfe from 25 cents per Mcfe in the first quarter of 2003.

As previously reported, Evergreen closed a private placement of $200 million of Senior Subordinated Notes due 2012 on March 10, 2004.  The securities were priced at 99.213% of par with a coupon of 5.875%.  Evergreen used the majority of the net proceeds of the offering to completely discharge outstanding indebtedness under its existing credit facilities.  Evergreen will use the remaining net proceeds for funding future development expenditures and for general corporate purposes.

Evergreen's interest expense in the first quarter of 2004 totaled $2.4 million as compared to $2.2 million in the same period of 2003.  On a per-unit-of-production basis, interest expense fell to 18 cents per Mcfe from 21 cents per Mcfe in 2003's first quarter.  At March 31, 2004, long-term debt totaled $300 million as compared to $239 million as of March 31, 2003.

Capital expenditures in the first quarter of 2004 were $50.5 million.  These capital costs included $30.6 million for operations in the Raton Basin, including $15.2 million for drilling and completing 47 CBM wells, $7.5 million for gas collection facilities and compression, $1.8 million for equipment and $6.1 million of other costs primarily related to recompletions and remedial costs.  Approximately $8.9 million was used for domestic exploration projects in Kansas and Alaska, $7.3 million was invested in operations in Canada, and $2.6 million was directed to operations in the Piceance and Uintah Basins.

Revised 2004 Production Guidance

Net gas production from the Raton Basin is currently averaging approximately 133 MMcf per day.  Net sales from the Piceance and Uintah Basins are currently running at approximately 6 MMcfe per day and, in Canada, are averaging 11 MMcfe per day.  Based on these current production rates, Evergreen has revised its 2004 production estimate to between 57.3 Bcfe and 58.9 Bcfe.

Modeling Assumptions

The following quarterly estimates are for the year ending December 31, 2004:

	Q1	Q2	Q3	Q4	Total
	(a)	(e)	(e)	(e)	(e)
Wells Drilled
Raton Basin	47	64	52	37	200
Forest City Basin	12	10	20	19	61
Piceance/Uintah	5	15	20	15	55
Canada	2	18	32	13	65

Total Wells Drilled	66	107	124	84	381

Net sales (Bcfe)
Raton Basin	11.7	12.3 - 12.4	13.1 - 13.3	13.8 - 14.0	50.9 - 51.4
Piceance/Uintah	0.5	0.5 - 0.6	0.6 - 0.8	0.7 - 0.9	2.3 - 2.8
Canada	0.8	0.9 - 1.1	1.1 - 1.3	1.3 - 1.5	4.1 - 4.7

Totals	13.1	13.7 - 14.1	14.8 - 15.4	15.8 - 16.4	57.3 - 58.9

Avg. daily sales (MMcfe)	143.7	151 - 155	161 - 167	172 - 178	157 - 161

Per Mcfe

Lease operating expenses	$0.55	$0.58 - 0.60	$0.52 - 0.54	$0.52 - 0.54	$0.54 - 0.56
Transportation costs	$0.30	$0.29 - 0.31	$0.29 - 0.31	$0.29 - 0.31	$0.29 - 0.31
Depletion and amortization	$0.76	$0.74 - 0.76	$0.73 - 0.75	$0.72 - 0.74	$0.74 - 0.75
General and administrative	$0.35	$0.29 - 0.31	$0.27 - 0.29	$0.25 - 0.27	$0.29 - 0.30
Transaction costs	$—	$0.20 - 0.22	$0.06 - 0.08	$—	$0.06 - 0.08
Interest expense	$0.18	$0.30 - 0.32	$0.27 - 0.29	$0.26 - 0.28	$0.25 - 0.27
Minority interest	$0.05	$0.04 - 0.05	$0.04 - 0.05	$0.03 - 0.04	$0.04 - 0.05

Production and property taxes are estimated to be approximately 5% of net oil and gas sales.  The income tax rate for 2004 is estimated to be about 37% of income before income taxes.

	Q1	Q2	Q3	Q4	Total

Capital Expenditures	$50.5	$74	$59	$36	$220
(in millions)

Hedging Position

Remaining Contract Period	Market	Volume in Mcf/day	Weighted Average $/Mcf
Apr 04—Oct 04	Midcontinent	65,000	4.86
Apr 04—Dec 04	Midcontinent	50,000	4.20
Apr 04—Dec 04	Northwest Pipeline—Rockies	3,000	4.33
Apr 04—Dec 04	AECO—Canada	4,739	4.63
Nov 04—Dec 04	Midcontinent	25,000	5.72
Jan 05—Dec 05	Midcontinent	100,000	5.14

Operations Update

Raton Basin

Since the first of the year, Evergreen has drilled 62 coal bed methane wells in the Raton Basin and currently has 46 wells awaiting completion operations or pipeline hookup.  A total of 1,063 CBM wells are currently producing natural gas in the Basin.  The company plans to drill a total of 200 wells in the Raton Basin during 2004.

Forest City Basin

In the wake of the planned merger with Pioneer Natural Resources Company, Evergreen is planning to divest all of its 746,000 net acres in the Forest City Basin.  To date, Evergreen has drilled a total of 37 CBM wells and six water disposal wells on the company's CBM exploratory project in the Forest City Basin.  A total 22 CBM wells are currently in various stages of dewatering and production testing.

Piceance and Uintah Basins

On the acquired properties in the Piceance and Uintah Basins in western Colorado and eastern Utah, respectively, Evergreen is currently producing at a daily net rate of 6.0 MMcfe from 129 net wells.  Another 36 net wells are shut-in and 11 net wells are awaiting pipeline hookup.  Evergreen drilled four development wells in the Piceance Basin during the first quarter.  All four wells appear to be productive and are awaiting completion operations.  The company holds a total of 223,000 net acres in the Piceance and Uintah Basins.

Canada

Evergreen's net production in south-central Alberta, Canada is currently 9.7 MMcfe per day from 139 gross wells.  Another 17 wells are currently shut-in while three wells are awaiting completion or pipeline hookup.  Evergreen holds a total of approximately 105,000 net acres in Alberta, Canada.

Alaska

Evergreen recently completed drilling its fifth stratigraphic core hole in the Cook Inlet- Susitna Basin near Anchorage, Alaska.  The company will evaluate the results of these core holes to determine potential locations for additional core holes or multi-well pilots.

Conference Call Information

Evergreen management will comment on first quarter 2004 financial results tomorrow, Friday, May 7 at 11:00 a.m. (Eastern Daylight Time).  The dial-in number is (888) 452-7103 for domestic callers and (706) 643-3753 for international callers.  The conference call will also be broadcast live on the Internet at www.EvergreenGas.com.  A replay of the call will be available until May 21, 2004 at (800) 642-1687 or (706) 645-9291 for international callers.  Please enter the conference ID 7138359.

Evergreen Resources is an independent energy company engaged primarily in the exploration, development, production, operation and acquisition of unconventional natural gas properties.  Evergreen is one of the leading developers of coal bed methane reserves in the United States.  Evergreen's current operations are principally focused on developing and expanding its coal bed methane project located in the Raton Basin in southern Colorado.  Evergreen has also begun coal bed methane projects in Alaska and eastern Kansas and holds conventional oil and gas producing property interests in the Piceance Basin of western Colorado, the Uintah Basin of eastern Utah, and in the Western Canada Sedimentary Basin in south-central Alberta.

This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding, among other things, the company's growth strategies; anticipated trends in the company's business and its future results of operations; market conditions in the oil and gas industry; the ability of the company to make and integrate acquisitions; and the impact of government regulations.  These forward-looking statements are based largely on the company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the company's control.  Actual results could differ materially from those implied by these forward-looking statements as a result of, among other things, a decline in natural gas production, a decline in natural gas prices, incorrect estimations of required capital expenditures, increases in the cost of drilling, completion and gas collection, an increase in the cost of production and operations, an inability to meet projections, and/or changes in general economic conditions.  In light of these and other risks and uncertainties of which the company may be unaware or which the company currently deems immaterial, there can be no assurance that actual results will be as projected in the forward-looking statements.  These and other risks and uncertainties are described in more detail in the company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Evergreen Resources, Inc. – Financial Highlights

Consolidated Statements of Operations

(in 000's except per-share and per-Mcfe amounts) (unaudited)

	Three Months Ended March 31,
	2004	2003

Revenues:
Oil and gas revenues	$63,899	$48,974
Interest and other	240	147
Total revenues	64,139	49,121

Expenses:
Lease operating expenses	7,248	4,717
Transportation costs	3,863	3,367
Production and property taxes	3,050	2,980
Depreciation, depletion and amortization	9,904	5,529
General and administrative expense	4,526	2,606
Interest expense	2,350	2,199
Minority interest in subsidiaries	589	14
Impairment of international properties	—	817
Other expense (income)	349	(907)
Total expenses	31,879	21,322

Income before income taxes and cumulative effect of change in accounting principle	32,260	27,799

Income tax provision:
Current	567	—
Deferred	11,280	10,147
Total income tax provision	11,847	10,147

Income before cumulative effect of change in accounting principle	20,413	17,652

Cumulative effect of change in accounting principle, net of tax	—	713

Net income	$20,413	$16,939

Basic income per common share
Earnings before cumulative effect of change in accounting principle	$0.47	$0.46
Cumulative effect of change in accounting principle, net of tax	—	(0.02)
Net income	$0.47	$0.44

Diluted income per common share
Earnings before cumulative effect of change in accounting principle	$0.44	$0.45
Cumulative effect of change in accounting principle, net of tax	—	(0.02)
Net income	$0.44	$0.43

Weighted average shares outstanding
Basic	43,026	38,118
Diluted	48,437	39,440

Net sales volume (MMcfe)	13,080	10,515
Average daily sales (MMcfe/d)	143.7	116.8

Rate per Mcfe
Average sales price	$4.89	$4.66
Lease operating expense	$0.55	$0.45
Transportation costs	$0.30	$0.32
Production and property taxes	$0.23	$0.28
Depreciation, depletion and amortization	$0.76	$0.53
General and administrative expense	$0.35	$0.25
Interest expense	$0.18	$0.21
Minority interest in subsidiaries	$0.05	$—
Other expense (includes impairment)	$0.03	$(0.01)

Evergreen Resources, Inc. – Financial Highlights

(in 000's)

Consolidated Balance Sheets

	March 31, 2004	December 31, 2003
	(unaudited)
ASSETS

Current:
Cash and cash equivalents	$56,625	$3,820
Accounts receivable	27,063	25,708
Other current assets	1,596	2,817

Total current assets	85,284	32,345

Property and equipment, at cost, based on full-cost accounting for oil and gas properties	1,012,082	965,757
Less accumulated depreciation, depletion and amortization	113,322	103,119
Net property and equipment	898,760	862,638
Other assets	17,597	10,103
	$1,001,641	$905,086
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$10,168	$4,697
Amounts payable to oil and gas property owners	12,079	10,557
Production and property taxes payable	10,491	9,407
Derivative instruments	26,313	17,821
Accrued liabilities and other	21,066	14,214

Total current liabilities	80,117	56,696

Revolving credit facilities	—	149,373
Senior subordinated notes, net of discount	198,435	—
Senior convertible notes	100,000	100,000
Deferred income tax	95,673	92,355
Production taxes payable and other	7,747	6,221
Asset retirement obligation	13,684	12,876

Total liabilities	495,656	417,521

Minority interest in subsidiaries	5,218	4,637

Stockholders' equity:
Common stock, $0.005 stated value; shares authorized, 100,000; shares issued and outstanding 43,200 and 42,937	215	215
Additional paid-in capital	373,256	370,352
Retained earnings	143,512	123,099
Accumulated other comprehensive loss	(16,216)	(10,738)
Total stockholders' equity	500,767	482,928

	$1,001,641	$905,086

Evergreen Resources, Inc. – Financial Highlights

(in 000's)
(unaudited)

Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2004	2003
Operating activities:
Net income	$20,413	$16,939
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	11,280	10,147
Depreciation, depletion and amortization	9,904	5,529
Cumulative effect of change in accounting principle, net of tax	—	713
Changes in operating assets and liabilities	5,693	(9,978)
Non-cash compensation and other	1,320	161

Net cash provided by operating activities	48,610	23,511

Investing activities:
Investment in property and equipment	(42,179)	(26,681)
Other	859	(207)

Net cash used in investing activities	(41,320)	(26,888)

Financing activities:
Proceeds from issuance of senior subordinated notes, net of discount	198,426	—
Net (payments on) proceeds from revolving credit facilities	(149,373)	3,000
Debt issue costs	(5,078)	—
Proceeds from issuance of common stock, net	1,631	803
Other	(91)	—

Net cash provided by financing activities	45,515	3,803

Effect of exchange rate changes on cash	—	13

Increase in cash and cash equivalents	52,805	439

Cash and cash equivalents, beginning of period	3,820	871

Cash and cash equivalents, end of period	$56,625	$1,310